UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2009 (May 14, 2009)
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)
(615) 263-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
     Entry Into Supplement and Supplemental Indentures
     On May 14, 2009, Corrections Corporation of America, a Maryland corporation (the “Company”), certain of its subsidiaries and U.S. Bank National Association, as trustee, entered into each of the following in order to add a recently-formed subsidiary of the Company, CCA Health Services, LLC, a Tennessee limited liability company, as a guarantor of certain obligations under the indentures governing the terms of the Company’s outstanding senior notes: (i) a First Supplement, dated as of May 14, 2009, to the First Supplemental Indenture, dated as of January 23, 2006, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee; (ii) a First Supplemental Indenture, dated as of May 14, 2009, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee; and (iii) a Third Supplemental Indenture, dated as of May 14, 2009, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee (collectively, the “Supplements”). The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Supplements, which are attached hereto as Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively and are incorporated herein by reference.
     Entry into Underwriting Agreement
     On May 19, 2009, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with the several underwriters named therein, for which J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC acted as representatives, for the issuance and sale by the Company of $465,000,000 aggregate principal amount of its 7 3/4% Senior Notes due 2017 (the “New Notes”). The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.
     The New Notes were registered with the Securities and Exchange Commission (the “Commission”) under an automatically effective shelf registration statement (the “Registration Statement”) on Form S-3 (333-159329) that was filed with the Commission on May 19, 2009. In connection with the public offering of the New Notes, the Company has also filed with the Commission a Prospectus and a related Prospectus Supplement, each dated May 19, 2009.
     The New Notes will be issued pursuant to the provisions of a base indenture, dated as of January 23, 2006 (the “Base Indenture”), among the Company, certain of its subsidiaries (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Base Indenture was filed with the Commission as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on January 24, 2006, and is incorporated herein by reference.
     The New Notes will be unsecured senior obligations of the Company, rank equally in right of payment with the Company’s existing and future unsecured senior debt and rank senior in right of payment to all of the Company’s existing and future subordinated debt. The New Notes will be effectively subordinated to the Company’s senior secured debt to the extent of the value of the assets securing such indebtedness. The New Notes will be guaranteed on a senior secured basis by the Guarantors.
     The New Notes will be issued at a public offering price of 97.116%, resulting in a yield to maturity of 8.25%. Interest on the New Notes is payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2009, and ending on the maturity date of June 1, 2017. At any time prior to June 1, 2012, the Company may redeem up to 35% of the aggregate principal amount of New Notes using net cash proceeds of certain equity offerings provided that at least 65% of the aggregate principal amount of the New Notes remains outstanding after such redemption. Beginning on June 1, 2013, the Company may redeem all or a part of the New Notes upon not less than 30 nor more than 60 days’ notice. The redemption price for such a redemption (expressed as percentages of principal amount) is set forth below, plus accrued and unpaid interest, if any, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2013	103.875%
2014	101.938%
2015 and thereafter	100.0000%
     The Company plans to use the net proceeds of the offering of the New Notes along with cash on hand to purchase, redeem or otherwise acquire all of the Company’s $450.0 million aggregate principal amount outstanding 7 1/2% Senior Notes due 2011 (the “2011 Notes”), and to pay accrued interest and associated fees and expenses.
     Entry into Credit Agreement Amendment
     On May 19, 2009, the Company entered into a certain Amendment No. 1 to Credit Agreement (the “Amendment”), which amends certain of the negative covenants contained in the Company’s Credit Agreement dated December 21, 2007 as more particularly set forth in the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
     The Company expects to incur a pre-tax one-time charge related to the sale of the New Notes and tender offer for all of its 2011 Notes of approximately $4.1 million as a result of the write-off of unamortized debt issuance costs associated with the early retirement of the 2011 Notes, net of debt premium, as well as fees and expenses associated with the completion of the tender offer for all of the 2011 Notes. Including the amortization of debt issuance costs and the initial issuance discount, the Company estimates the effective interest rate on the New Notes to be approximately 8.5% compared to 7.8% on the 2011 Notes. The foregoing impact of these transactions was not incorporated into the 2009 earnings guidance provided by the Company in its press release on May 7, 2009.
     The information furnished pursuant to this Item 7.01 of Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and Section 11 of the Securities Act of 1933, as amended, or otherwise subject to the liabilities of those sections. This Current Report will not be deemed an admission by the Company as to the materiality of any information in this report that is required to be disclosed solely by Item 7.01. The Company does not undertake a duty to update the information in this Current Report.

Item 8.01.	Other Events.
     On May 19, 2009, the Company issued a press release announcing the pricing of its public offering of the New Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     On May 19, 2009, the Company commenced a cash tender offer for any and all of its 2011 Notes. In conjunction with the tender offer, the Company is soliciting consents from holders of the 2011 Notes to effect certain proposed amendments to the indenture governing the 2011 Notes. The tender offer and the consent solicitation (the “Offer”) are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated as of May 19, 2009. The Offer will expire at 11:59 p.m., New York City time, on June 16, 2009, unless extended or earlier terminated (the “Expiration Date”).
     Holders who validly tender their 2011 Notes and provide their consents to the proposed amendments to the indenture governing the 2011 Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on June 2, 2009, unless extended (the “Consent Date”), shall receive the total consideration equal to $1,001.25 per $1,000 principal amount of the 2011 Notes, which includes a consent payment of $1.25 per $1,000 principal amount of the 2011 Notes, plus any accrued and unpaid interest on the 2011 Notes up to, but not including, the payment date.
     Holders who validly tender their 2011 Notes and provide their consents to the proposed amendments to the indenture governing the 2011 Notes after the Consent Date but on or prior to the Expiration Date shall receive the tender offer consideration equal to $1,000 per $1,000 principal amount of the 2011 Notes, plus any accrued and unpaid interest on the 2011 Notes up to, but not including, the payment date for such 2011 Notes. Holders of 2011 Notes who tender after the Consent Date will not receive a consent payment.
     Upon receipt of the consent of the holders of a majority in aggregate principal amount of the outstanding 2011 Notes, the Company will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, 2011 Notes tendered and consents delivered may not be withdrawn or revoked after execution of the supplemental indenture.
     The Offer is subject to customary conditions, including, among other things, a requisite consent condition and a financing condition.
     On May 19, 2009, the Company issued a press release announcing the commencement of the Offer. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

1.1	Underwriting Agreement, dated as of May 19, 2009, by and among the Company, the guarantors listed therein, J.P. Morgan Securities Inc., Bank of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several underwriters listed therein, relating to the Company’s 7 3/4% Senior Notes due 2017.

4.1	First Supplement, dated as of May 14, 2009, to the First Supplemental Indenture, dated as of January 23, 2006, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture, dated as of May 14, 2009, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee.

4.3	Third Supplemental Indenture, dated as of May 14, 2009, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee.

10.1	Amendment No. 1 to Credit Agreement, dated as of May 19, 2009, by and among the Company, Bank of America, N.A., as administrative agent, and each of the lenders signatory thereto.

99.1	Press Release dated May 19, 2009 Announcing Pricing of Senior Notes.

99.2	Press Release dated May 19, 2009 Announcing Tender Offer.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 20, 2009	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Todd J Mullenger
Todd J Mullenger
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit

1.1	Underwriting Agreement, dated as of May 19, 2009, by and among the Company, the guarantors listed therein, J.P. Morgan Securities Inc., Bank of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several underwriters listed therein, relating to the Company’s 7 3/4% Senior Notes due 2017.

4.1	First Supplement, dated as of May 14, 2009, to the First Supplemental Indenture, dated as of January 23, 2006, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture, dated as of May 14, 2009, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee.

4.3	Third Supplemental Indenture, dated as of May 14, 2009, by and among the Company, certain of its subsidiaries and U.S. Bank National Association, as trustee.

10.1	Amendment No. 1 to Credit Agreement, dated as of May 19, 2009, by and among the Company, Bank of America, N.A., as administrative agent, and each of the lenders signatory thereto.

99.1	Press Release dated May 19, 2009 Announcing Pricing of Senior Notes.

99.2	Press Release dated May 19, 2009 Announcing Tender Offer.